Exhibit 10(b)

RATE SCHEDULE NO.  25

RESTATED AND AMENDED OPERATING AGREEMENT

AMONG

PUBLIC SERVICE COMPANY OF OKLAHOMA,
SOUTHWESTERN ELECTRIC POWER COMPANY

AND

AMERICAN ELECTRIC POWER SERVICE CORPORATION

AS AGENT

Tariff Submitter: Public Service Company of Oklahoma
FERC Program Name:  FERC FPA Electric Tariff
Tariff Title:  PSO Rate Schedules and Service Agreements Tariffs
Tariff Proposed Effective Date:  03/01/2014
Tariff Record Title:  Restated and Amended Operating Agreement
Option Code: A
Record Content Description:  Rate Schedule No. 25

RESTATED AND AMENDED OPERATING AGREEMENT

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		6

1.1	Agreement	6
1.2	Capacity Commitment	6
1.3	Capacity Commitment Charge	6
1.4	Generating Unit	6
1.5	Industry Standards	6
1.6	Load	6
1.7	Operating Committee	6
1.8	Party or Parties	7
1.9	Pool Energy	7
1.1	Service Schedules	7
1.11	Seller's Incremental Energy Cost	7
1.12	System Emergency	7
1.13	System	7
1.14	Variable Cost	7

ARTICLE II TERM OF AGREEMENT		7

2.1	Term	7

ARTICLE III OBJECTIVES		8
3.1	Purpose	8

ARTICLE IV SCOPE AND RELATIONSHIP TO OTHER AGREEMENTS AND
SERVICES		8

4.1	Scope	8
4.2	Transmission	9

ARTICLE V AGENT		9

5.1	Agent's Functions	9
5.2	Appointment of Agent	10
5.3	Delegation of Duties	10

ARTICLE VI COMPOSITION AND DUTIES OF THE OPERATING COMMITTEE		10

6.1	Operating Committee	10
6.2	Meeting Dates	11
6.3	Duties	11

ARTICLE VII COORDINATED PLANNING AND OPERATIONS		12

7.1	Coordinated System Planning	12
7.2	Coordinated System Dispatch	13
7.3	Capacity Sales	13
7.4	Energy Sales	14
7.5	Emergency Response	14

ARTICLE VIII ASSIGNMENT OF COSTS AND BENEFITS OF COORDINATED		15
OPERATIONS

8.1	Service Schedules	15

ARTICLE IX BILLING PROCEDURES		15

9.1	Records	15
9.2	Monthly Statements	15
9.3	Billings and Payments	16
9.4	Taxes	16
9.5	Billing Errors	16
9.6	Billing Omissions	17
9.7	Billing Disputes	17

ARTICLE X FORCE MAJEURE		17

10.1	Events Excusing Performance	17

ARTICLE XI DELIVERY POINTS		18

11.1	Delivery Points	18

ARTICLE XII GENERAL		18

12.1	Adherence to Reliability Criteria	18
12.2	No Third Party Beneficiaries	19
12.3	Waivers	19
12.4	Successors and Assigns	19
12.5	Liability and Indemnification	20
12.6	Headings	20
12.7	Notice	20
12.8	Effect on Other Agreements	21
12.9	Interpretation	21

ARTICLE XIII REGULATORY APPROVAL		22

13.1	Regulatory Authorization	22
13.2	Changes	22

SCHEDULE A POOL ENERGY		24

14.1	Duration	24
14.2	Purpose	24
14.3	Receipts and Payments	24

SCHEDULE B DISTRIBUTION OF BENEFITS AND COSTS OF OFF-SYSTEM		25
SALES AND PURCHASES

15.1	Duration	25
15.2	Purpose	25
15.3	Direct Assignment	25
15.4	System Participation	26
15.5	Other Distributions	26

SCHEDULE C CAPACITY COMMITMENT CHARGE		27

16.1	Duration	27
16.2	Purpose	27
16.3	Basis for Capacity Commitment	27
16.4	Provisions for Capacity Commitment Charge	27
16.5	Provision for Energy Charge	28

SCHEDULE D CAPACITY COMMITMENT UNITS		29

17.1	Duration	29
17.2	Purpose	29
17.3	Commitment Units	29

RESTATED AND AMENDED OPERATING AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of March, 2014 by and among Public Service Company of Oklahoma (“PSO”), Southwestern Electric Power Company (“SWEPCO”),  and American Electric Power Service Corporation (“AEPSC”) as Agent to PSO and SWEPCO, and supersedes the Restated and Amended Operating Agreement issued on February 2, 2009.

RECITALS:

WHEREAS, PSO and SWEPCO (collectively the “Operating Companies” or individually "Operating Company") are the owners and operators of interconnected electric generation, transmission, and distribution facilities with which they are engaged in the business of generating, transmitting, and selling electric power to the general public and to other electric utilities; and

WHEREAS, the Operating Companies achieve and believe that they can continue to achieve economic benefits for their customers through coordinated planning, operation and maintenance of their electric supply facilities; and

WHEREAS, the achievement of the foregoing will be facilitated by the performance of certain services by an agent;

WHEREAS, AEPSC is the service company affiliate of the Operating Companies and as such performs a variety of services on their behalf in accordance with applicable rules and regulations of the Federal Energy Regulatory Commission (“Commission”); and

WHEREAS, AEPSC is qualified and willing to act as Agent for the Operating Companies;

NOW, THEREFORE, the Parties hereto mutually agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement and of Service Schedules A through D which are attached hereto and made a part hereof, the following definitions shall apply:

1.1 Agreement means this Restated and Amended Operating Agreement, including all Service Schedules and attachments hereto.

1.2 Capacity Commitment means generating capacity committed by an Operating Company to provide capability to enable another Operating Company to attain its reserve requirement.

1.3 Capacity Commitment Charge means the charge made by an Operating Company supplying a Capacity Commitment to the Operating Company receiving the Capacity Commitment.

1.4 Generating Unit means an electric generator, together with its prime mover and all auxiliary and appurtenant devices and equipment designed to be operated as a unit for the production of energy, capacity and any other wholesale products or services capable of being produced there from.  The above is to include equipment necessary for connection to the transmission system.

1.5 Industry Standards means all applicable regional and national electric reliability council and regional transmission organization principles, guides, criteria, standards and practices.

1.6 Load means the energy required by an Operating Company’s retail or wholesale power customer on whose behalf the Operating Company, by statute, franchise, regulatory requirement, or firm power supply contract, has undertaken an obligation to supply electricity to reliably meet the electric needs of such customer.

1.7 Operating Committee means the administrative body established pursuant to Article VI for the purposes specified within this Agreement.

1.8 Party or Parties means one or more of the following, individually or collectively, as the context warrants: PSO, SWEPCO, and Agent.

1.9 Pool Energy means the energy supplied and sold by one Operating Company to another Operating Company to enable the purchasing Operating Company to meet a portion of its Load that such other Operating Company cannot or does not plan to serve with its resources.

1.10 Service Schedules means the Service Schedules attached to this Agreement and those that later may be agreed to by the Parties and accepted for filing by the Commission, as they may be amended from time to time.

1.11 Seller's Incremental Energy Cost means the Variable Cost that a selling Operating Company incurs in order to supply energy.

1.12 System Emergency means a condition which, if not promptly corrected, threatens to cause imminent harm to persons or property, including the equipment of a Party or a third party, or threatens the reliability of electric service provided by an Operating Company to its customers.

1.13 System means the coordinated Generating Units and Load of the Operating Companies.

1.14 Variable Cost means a cost or expense incurred that would not have otherwise been incurred to provide energy.

ARTICLE II
TERM OF AGREEMENT

2.1 Term

Subject to Commission approval or acceptance for filing, this Agreement shall take effect on March 1, 2014 or the date of the start of the Southwest Power Pool Integrated Marketplace, as reasonably determined by the Agent, or such other date permitted by the Commission, and shall continue in full force and effect until terminated: (a) by mutual agreement; or (b) upon twelve (12) months' written notice by one Party to each of the other Parties.

ARTICLE III
OBJECTIVES

3.1 Purpose

The purpose of this Agreement is to provide a contractual basis for coordinating the planning, operation, and maintenance of the power supply resources of the Operating Companies to achieve economies and efficiencies consistent with the provision of reliable electric service and an equitable sharing of the benefits and costs of such coordinated arrangements. This Agreement is based on the premise that each Operating Company will maintain sufficient long-term power supply resources to meet its Load requirements.

ARTICLE IV
SCOPE AND RELATIONSHIP TO
OTHER  AGREEMENTS AND SERVICES

4.1 Scope

The transactions governed by this Agreement are subject to, and may be limited from time to time by, applicable state and federal laws, and the regulations, rules, and orders of applicable regulatory agencies regarding the purchase and sale of energy and/or capacity among affiliates. This Agreement is not intended to preclude the Parties from entering into other arrangements between or among themselves or with third parties.  This Agreement is intended to operate in addition to, not in lieu of, power market transactions and settlements that occur between each Operating Company or the Operating Companies collectively and any applicable regional transmission organizations.

4.2 Transmission

This Agreement is intended to apply to the coordination of the power supply resources of, and loads served by, the Operating Companies. It is not intended to apply to the coordination of transmission facilities owned or operated by the Operating Companies.

ARTICLE V
AGENT

5.1 Agent's Functions

Subject to the direction of the Operating Committee, Agent agrees to:

(a)
evaluate and make recommendations concerning the adequacy of power supply resources to meet the load requirements of the Operating Companies or to make off-System sales, including generation additions, retirements, acquisitions and dispositions;

(b)	coordinate the operation and maintenance of the Operating Companies' respective power supply resources;
(c)
administer the participation of each Operating Company in the power markets of the applicable regional transmission organization, including the settlement and dispatch of each Operating Company’s power supply resources in accordance with the rules of the applicable regional transmission organization;

(d)	conduct off-System purchases and sales on behalf of the Operating Companies;
(e)
prepare and deliver to the Parties a monthly settlement statement relating to transactions pursuant to this Agreement and make available as requested supporting details for any Party to inspect for a period of time not to exceed three (3) years from the date expenses were incurred or revenues received;

(f)
acquire and coordinate transmission and ancillary services from affiliated and non-affiliated transmission providers for use with respect to transactions between or among Operating Companies under this Agreement, off-System purchases and off-System sales;

(g)	reassign transmission services obtained for wholesale merchant purposes on behalf of any Operating Company; and
(h)	perform such other activities and duties as may be assigned from time to time by the Operating Committee.

5.2 Appointment of Agent

As of the effective date of this Agreement as specified in Section 2.1, the Operating Companies delegate to AEPSC as the Agent, and AEPSC, as the Agent, hereby accepts responsibility and authority for the duties listed in Section 5.1 and elsewhere in this Agreement, and shall perform each of those duties under the direction of the Operating Committee.

5.3 Delegation of Duties

With the prior written consent of the other Parties, AEPSC may assign all or a part of its responsibilities under this Agreement to another entity.

ARTICLE VI
COMPOSITION AND DUTIES OF THE OPERATING COMMITTEE

6.1 Operating Committee

By written notice to the other Parties, each Party shall name one representative (“Representative”) to act for it in matters pertaining to this Agreement and its implementation.  A Party may change its Representative at any time by written notice to the other Parties.  The Representatives of the respective Parties shall comprise the Operating Committee.  The Agent’s

Representative shall act as the chairman of the Operating Committee (“Chairman”). All decisions of the Operating Committee shall be by a simple majority vote of the Representatives. With respect to all duties and decisions, the Operating Committee will take such action as reasonably necessary to permit each of the Operating Companies to fulfill its reliability obligations.

6.2 Meeting Dates

The Operating Committee shall hold meetings at such times, means, and places as the Representatives shall determine from time to time.  Minutes of each Operating Committee meeting shall be prepared and maintained.

6.3 Duties

The Operating Committee shall have the following duties, unless such duties are otherwise assigned by a vote of the Operating Committee to the Agent, in which case the Agent shall perform such duties:

(a)	reviewing and determining the proportional sharing of costs and benefits under this Agreement among the Operating Companies;
(b)
administering and interpreting this Agreement and making any amendments hereto, subject to any necessary regulatory approvals, including such amendments that are proposed in response to a change in regulatory requirements applicable to one or more of the Operating Companies or changes concerning an applicable regional transmission organization;

(c)	reviewing and, if necessary, amending the duties and responsibilities of the Agent; and

(d)	ensuring coordination for other matters not specifically provided for herein that the Operating Committee considers necessary to the reliable and economic use of each Operating Company’s power supply resources.

In the event that an action of the Operating Committee results in a change to the settlement process(es) among the Operating Companies, such modified settlement will normally occur on a prospective basis only, however, this may include past billing periods back to the beginning of the first full billing month preceding the date of action of the Operating Committee.  Such modifications will be subject to the terms of Article IX as applicable.

ARTICLE VII
COORDINATED PLANNING AND OPERATIONS

7.1 Coordinated System Planning

Each Operating Company, with support from the Agent, will be individually responsible for its own capacity planning.  Each Operating Company will be responsible for maintaining an adequate level of generation resources to meet its own Load requirements for capacity and energy, including any required reserve margins, and shall bear all of the resulting costs.

The Agent, under the direction of the Operating Committee will, on an annual basis, or more frequently if circumstances dictate, assess the adequacy of the power supply resources of the Operating Companies from the perspective of each Operating Company and the Operating Companies collectively, taking into account reserve requirements, capacity requirements of the applicable regional transmission organization, state integrated resource plans, as applicable, each Operating Company's load forecast, changing regulatory structures and requirements and all other criteria applicable by law, regulation or agreement to each Operating Company.  The Agent will subsequently make recommendations to the Operating Committee regarding the need for additional power supply resources.  Based on Agent's recommendations, the Operating

Committee will decide whether or not to construct, purchase or otherwise acquire power supply resources for the benefit of one or more Operating Company. If the Operating Committee decides to add such resources, the costs associated with such power supply resources will be allocated to the Operating Companies in proportion to their need for such power supply resources.

Similarly, the Agent, under the direction of the Operating Committee, will, on an annual basis, or more frequently if circumstances dictate, assess whether an Operating Company has power supply resources above its own capacity requirements (short-term or long-term) that could be made available to the other Operating Company. Notwithstanding any of the foregoing, the actual addition or disposition of power supply resources will be conditioned on compliance with all applicable state and other regulatory requirements; in no event will the Operating Committee or Agent acquire, assign, reassign, or dispose of power supply resources for an Operating Company in contravention of such requirements.

7.2 Coordinated System Dispatch

It is the intent of the Operating Companies to dispatch their power supply resources on a coordinated basis and in accordance with the rules of the applicable regional transmission organization.  The revenues and costs of off-System transactions and of serving an Operating Company’s Load will be shared by the Operating Companies pursuant to Schedule B.

7.3 Capacity Sales

Whenever any Operating Company has surplus capacity and the other Operating Company has insufficient capacity, the Agent shall evaluate the feasibility of a capacity transaction between the Operating Companies. Such evaluation shall take into account the availability of transmission capacity, state resource procurement policies, and alternative opportunities for sales and purchases. Where feasible, the Agent may recommend and the Operating Committee may direct an Operating Company with surplus capacity to make a Capacity Commitment to an Operating Company with insufficient capacity. The Operating Company with insufficient capacity shall make payments to the Operating Company with surplus capacity for each such month that a Capacity Commitment applies in the amount of the Capacity Commitment Charge in accordance with Schedule C. Capacity sales may also be set out in separate agreements or Service Schedules, which shall be subject to any necessary Commission acceptance or approval.

7.4 Energy Sales

An Operating Company will make energy available from its power supply resources to the other Operating Company for the purposes and to the extent provided by this Agreement.  The Agent shall coordinate and direct off-System sales of energy by the Operating Companies.

7.5 Emergency Response

In the event of a System Emergency, no adverse distinction shall be made between the customers of either Operating Company.  Each Operating Company shall make its power supply resources available in response to a System Emergency. Notwithstanding the foregoing, it is understood that transmission constraints or other factors may limit the ability of one Operating Company to respond to a System Emergency.

ARTICLE VIII
ASSIGNMENT OF COSTS AND BENEFITS
OF COORDINATED OPERATIONS

8.1 Service Schedules

The costs and revenues associated with coordinated operations as described in Article VII shall be distributed in the manner provided in the Service Schedules utilizing the billing procedures described in Article IX.  It is understood and agreed that all such Service Schedules are intended to establish an equitable sharing of costs and/or benefits among the Parties, and that circumstances may, from time to time, require a reassessment of the relative benefits and burdens of this Agreement, or the methods used to apportion costs and benefits under the Service Schedules.  Upon a recommendation of the Operating Committee, any of the Service Schedules may be amended as of any date agreed to by the Operating Committee by majority vote, subject to receipt of any necessary regulatory authorizations.

ARTICLE IX
BILLING PROCEDURES

9.1 Records

The Agent shall maintain such records as may be necessary to determine the assignment of costs and benefits of coordinated operations pursuant to this Agreement. Such records shall be made available to the Parties upon request for a period not to exceed three (3) years.

9.2 Monthly Statements

As promptly as practicable after the end of each calendar month, the Agent shall prepare a statement setting forth the monthly summary of costs and revenues allocated or assigned to the Parties in sufficient detail as may be needed for settlements under the provisions of this

Agreement. As required, the Agent may provide such statements on an estimated basis and then adjust those statements for actual results.

9.3 Billings and Payments

The Agent shall be responsible for all billing between the Operating Companies and other entities with which they engage in off-System purchases and off-System sales pursuant to this Agreement.  Payments among the Operating Companies, if any, shall be made by remittance of the net amount billed or by making appropriate accounting entries on the books of the Parties.  The entire amount shall be paid when due.

9.4 Taxes

Should any federal, state, or local tax, surcharge or similar assessment, in addition to those that may now exist, be levied upon the electric capacity, energy, or services to be provided in connection with this Agreement, or upon the provider of service as measured by the electric capacity, energy, or services, or the revenue therefrom, such additional amount shall be included in the net billing described in Section 9.3.

9.5 Billing Errors

If a Party discovers a billing error pertaining to a prior billing for reasons including, but not limited to, missing or erroneous data or calculations, including those caused by meter, computer or human error, a correction adjustment will be calculated.  The correction adjustment shall not be applied to any period earlier than the beginning of the second full billing month preceding the discovery of the error, nor will interest accrue on such adjustment. The correction adjustment will be applied as soon as practicable to the next subsequent regular monthly bill.

Any overpaid amount attributed to such billing errors shall be returned by the owing Party upon determination of the correct amount with no interest.

9.6 Billing Omissions

Within one (1) year from the date on which a bill should have been delivered, if a Party’s records reveal that the bill was not delivered, then the Agent shall deliver to the appropriate Party a bill within one (1) month of this determination.  Any amounts collected or reimbursed due to such omissions shall exclude interest.  The right to receive payment is waived with respect to any amounts not billed within this period.

9.7 Billing Disputes

The Parties shall have the right to dispute the accuracy of any bill or payment for a period not to exceed two months from the date on which the bill was initially delivered.  Following this one-month period, the right to dispute a bill is permanently waived for any and all reasons including but not limited to, (a) errors, (b) omissions, (c) Agent’s actions, and (d) the Operating Committee’s decisions, Agreement interpretations and direction in the administration of the Agreement.  Any amounts collected or reimbursed due to such disputes shall exclude interest.

ARTICLE X
FORCE MAJEURE

10.1 Events Excusing Performance

No Party shall be liable to another Party for or on account of any loss, damage, injury, or expense resulting from or arising out of a delay or failure to perform, either in whole or in part, any of the agreements, covenants, or obligations made by or imposed upon the Parties by this Agreement, by reason of or through strike, work stoppage of labor, failure of contractors or suppliers of materials (including fuel, consumables or other goods and services), failure of equipment, environmental restrictions, riot, fire, flood, ice, invasion, civil war, commotion, insurrection, military or usurped power, order of any court or regulatory agency granted in any bona fide legal proceedings or action, or of any civil or military authority either de facto or de jure, explosion, Act of God or the public enemies, or any other cause reasonably beyond its control and not attributable to its neglect. A Party experiencing such a delay or failure to perform shall use due diligence to remove the cause or causes thereof; however, no Party shall be required to add to, modify or upgrade any facilities, or to settle a strike or labor dispute except when, according to its own best judgment, such action is advisable.

ARTICLE XI
DELIVERY POINTS

11.1 Delivery Points

All electric energy delivered under this Agreement shall be of the character commonly known as three-phase sixty-cycle energy, and shall be delivered at the interconnection points of the applicable Generating Units, at the nominal unregulated voltage designated for such points, and at such other points and voltages as may be determined and agreed upon by the Operating Companies.

ARTICLE XII
GENERAL

12.1 Adherence to Reliability Criteria

The Parties agree to conform to all applicable Industry Standards as they affect the implementation of this Agreement.

12.2 No Third Party Beneficiaries

This Agreement does not create rights of any character whatsoever in favor of any person, corporation, association, entity or power supplier, other than the Parties, and the obligations herein assumed by the Parties are solely for the use and benefit of the Parties. Nothing in this Agreement shall be construed as permitting or vesting, or attempting to permit or vest, in any person, corporation, association, entity or power supplier, other than the Parties, any rights hereunder or in any of the resources or facilities owned or controlled by the Parties or the use thereof.

12.3 Waivers

Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.

12.4 Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the Parties only, and their respective successors and assigns, and shall not be assignable by any Party without the written consent of the other Parties except to a successor in the operation of its properties by reason of a reorganization to comply with state or federal restructuring requirements, or a merger, consolidation, sale or foreclosure whereby substantially all such properties are acquired by or merged with those of such a successor.

12.5 Liability and Indemnification

SUBJECT TO ANY APPLICABLE STATE OR FEDERAL LAW THAT MAY SPECIFICALLY RESTRICT LIMITATIONS ON LIABILITY, EACH PARTY SHALL RELEASE, INDEMNIFY, AND HOLD HARMLESS THE OTHER PARTIES, THEIR DIRECTORS, OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL LIABILITY FOR LOSS, DAMAGE OR EXPENSE ALLEGED TO ARISE FROM, OR BE INCIDENTAL TO, INJURY TO PERSONS AND/OR DAMAGE TO PROPERTY IN CONNECTION WITH ITS FACILITIES OR THE PRODUCTION OR TRANSMISSION OF ELECTRIC ENERGY BY OR THROUGH SUCH FACILITIES, OR RELATED TO PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING ANY NEGLIGENCE ARISING HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY CLAIM ARISING OUT OF THIS AGREEMENT.

12.6 Headings

The descriptive headings of the Articles, Sections and Service Schedules of this Agreement are used for convenience only, and shall not modify or restrict any of the terms and provisions thereof.

12.7 Notice

Any notice or demand for performance required or permitted under any of the provisions of this Agreement shall be deemed to have been given on the date such notice, in writing, is deposited in the U.S. mail, postage prepaid, certified or registered mail, addressed to the Parties at their principal place of business at 1 Riverside Plaza, Columbus, Ohio 43215, or in such other form or to such other address as the Parties may stipulate.

12.8 Effect on Other Agreements

This Agreement supersedes and replaces the Restated and Amended Operating Agreement among PSO, SWEPCO and AEPSC issued on February 2, 2009, effective as of the date this Agreement becomes effective as set out in Section 2.1.

12.9 Interpretation

In this Agreement: (a) unless otherwise specified, references to any Article, Section or Service Schedule are references to such Article, Section or Service Schedule of this Agreement; (b) the singular includes the plural and the plural includes the singular; (c) unless otherwise specified, each reference to a requirement of any governmental entity or regional transmission organization includes all provisions amending, modifying, supplementing or replacing such governmental entity or regional transmission organization from time to time; (d) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; (e) unless otherwise specified, each reference to any agreement includes all amendments, modifications, supplements, and restatements made to such agreement from time to time which are not prohibited by this Agreement; (f)  the descriptive headings of the various Articles, Sections and Service Schedules of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict the terms and provisions thereof; and (g) “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole.

ARTICLE XIII
REGULATORY APPROVAL

13.1 Regulatory Authorization

This Agreement is subject to and conditioned upon its approval or acceptance for filing without material condition or modification by the Commission. In the event that this Agreement is not so approved or accepted for filing in its entirety or without conditions or modifications unacceptable to any Party, or the Commission subsequently modifies this Agreement upon complaint or upon its own initiative (as provided for in Section 13.2), any Party may, irrespective of the notice provisions in Section 2.1, withdraw from this Agreement by giving thirty (30) days’ advance written notice to the other Parties.

13.2 Changes

It is contemplated by the Parties that it may be appropriate from time to time to change, amend, modify, or supplement this Agreement, including the Service Schedules and any other attachments that may be made a part of this Agreement, to reflect changes in operating practices or costs of operations or for other reasons. Any such changes to this Agreement shall be in writing executed by the Parties and subject to approval or acceptance for filing by the Commission.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and attested by their duly authorized officers on the day and year first above written.

PUBLIC SERVICE COMPANY OF OKLAHOMA

By /s/ J. Stuart Solomon
Name: J. Stuart Solomon
Title: President

SOUTHWESTERN ELECTRIC POWER COMPANY

By /s/ Venita McCellon-Allen
Name: Venita McCellon-Allen
      Title:    President

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By /s/ Richard E. Munczinski
Name: Richard E. Munczinski
     Title:   Senior Vice President

SCHEDULE A
POOL ENERGY

14.1 Duration

      This Service Schedule A shall become effective and binding when the Agreement of which it is a part becomes effective, and shall continue in full force and effect throughout the duration of the Agreement unless terminated or suspended.

14.2 Purpose

This Schedule provides the basis for determining payments and receipts among the Operating Companies for Pool Energy exchanges.

14.3 Receipts and Payments

A selling Operating Company shall receive from a purchasing Operating Company one hundred and ten percent (110%) of the Seller's Incremental Energy Cost for Pool Energy sold.

A purchasing Operating Company shall pay for Pool Energy received one hundred and ten percent (110%) of the Seller's Incremental Cost for Pool Energy.

SCHEDULE B
DISTRIBUTION OF BENEFITS AND COSTS OF OFF-SYSTEM SALES AND PURCHASES

15.1 Duration

This Service Schedule B shall become effective and binding when the Agreement of which it is a part becomes effective, and shall continue in full force and effect throughout the duration of the Agreement unless terminated or suspended.

15.2 Purpose

This schedule establishes the basis for distributing among the Operating Companies (i) the revenues and costs associated with off-System purchases and sales of energy, capacity and other wholesale products and services and (ii) other benefits and costs not otherwise assigned or allocated by this Agreement, including amounts allocated to the Operating Companies pursuant to the SIA, if any.  “SIA” means the System Integration Agreement entered into among the operating companies of American Electric Power Company, Inc. in connection with the merger approved by the Commission in American Electric Power Company and Central and South West Corporation, Opinion No. 442, 90 FERC  ¶ 61,242, Order on Rehearing, Opinion No. 442-A, 91 FERC ¶ 61,129 (2000).

15.3 Direct Assignment

The revenues and costs associated with off-System purchases and sales of energy, capacity and other wholesale products and services initiated at the direction of an Operating Company will be directly assigned to that Operating Company whenever reasonably possible.  The revenues and costs associated with serving an Operating Company’s Load, including the purchase of any energy deficits or sales of any energy surpluses in the markets of the applicable regional transmission organization, will be directly assigned to that Operating Company.

15.4 System Participation

The revenues and costs of off-System purchases and sales of energy, capacity and other wholesale products and services not directly assigned to an Operating Company pursuant to Section 15.3 shall be allocated among the Operating Companies in proportion to the relative magnitude of each Operating Company of the energy generated (net exports) or not generated (net imports) by such Operating Company.

15.5 Other Distributions

Revenues and costs incurred during any month other than those allocated to the Operating Companies pursuant to Sections 15.3 and 15.4, including benefits and costs allocated pursuant to Schedule D of the SIA, if any, shall be allocated among the Operating Companies ratably in proportion to the ratio of an Operating Company’s maximum demand in effect for the relevant month to the sum of both Operating Companies’ maximum demands in effect for that month.  The maximum demand in effect for any month for a particular Operating Company is the maximum demand experienced by said Operating Company during the twelve consecutive months next preceding that month.

SCHEDULE C
CAPACITY COMMITMENT CHARGE

16.1 Duration

This Service Schedule C shall become effective and binding when the Agreement of which it is a part becomes effective, and shall continue in full force and effect throughout the duration of the Agreement unless terminated or suspended.

16.2 Purpose

   This Schedule establishes the basis for Capacity Commitments between the Operating Companies and the rates for the Capacity Commitment Charge and associated energy.

16.3 Basis for Capacity Commitment

Either Operating Company may make available the other Operating Company unit capacity consisting of a portion of the output of one or more specific Generating Units owned or controlled by the committing Operating Company.  The receiving Operating Company shall be entitled to receive energy from the specified Generating Unit(s) up to an amount equal to the actual availability of that Generating Unit or such other amount as is mutually agreeable.  The capacity commitment shall be for a twelve month period or as otherwise mutually agreed.

16.4 Provisions for Capacity Commitment Charge

            The monthly Capacity Commitment Charge for each specific Generating Unit(s) from which capacity is committed shall be determined pursuant to the following formula:

      A =       (1/12) (B) (C/D) (E)

Where:

A =	Monthly Capacity Commitment Charge for the specified unit to be due each month regardless of the availability of the specific unit.

B =	0.1772 (fixed charge rate for the committing Operating Company).

C =	Committing Operating Company's total dollar investment, at original cost, in the specific Generating Unit as of December 31 of the year prior to the year of the Capacity Commitment.

D =	Rated net dependable capability of the specific Generating Unit in megawatts.

E =	Megawatts of capacity committed from the specified unit.

16.5 Provision for Energy Charge

The rate for energy received by a receiving Operating Company from the specified Generating Unit(s) shall be the Variable Cost of energy produced for the specified Generating Unit(s) plus ten (10) percent of those costs or three (3) mills per kilowatt hour, whichever is less.

SCHEDULE D
CAPACITY COMMITMENT UNITS

17.1 Duration

This Service Schedule D shall become effective and binding when the Agreement of which it is a part becomes effective, and shall continue in full force and effect throughout the duration of the Agreement unless terminated or suspended.

17.2 Purpose

This Schedule identifies the Generating Units of the Operating Companies from which Capacity Commitments shall be made pursuant to Section 7.3 and with reference to which the Capacity Commitment Charge shall be determined in accordance with Schedule C.

17.3 Commitment Units

Listed below are the Generating Units from which each of the Operating Companies shall commit Capacity to other Operating Companies pursuant to Section 7.3.  Capacity Commitments shall be made from the first listed unit of the committing Operating Company unless or to the extent that the Generating Unit is not expected to be available during the commitment period.  In that event, Capacity Commitments shall be made from the second listed unit of the committing Operating Company.

OPERATING COMPANY/ UNIT NAME	RATING (MW)	YEAR INSTALLED
PSO
Riverside #2	465	1976
Riverside #1	457	1974
SWEPCO
Knox Lee #5	344	1974
Wilkes #3	351	1971